                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2)
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                    Computer Access Technology Corporation
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

              Payment of Filing Fee (Check the appropriate box):

[X] No Fee Required
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1. Title of each class of securities to which transaction applies:


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2. Aggregate number of securities to which transaction applies:


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3. Per unit price or other underlying value of transaction computed pursuant to
  Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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4. Proposed maximum aggregate value transaction:


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5. Total fee paid:


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[_] Fee paid previously with preliminary materials.
[_] Checkbox if any part of the fee is offset as provided by Exchange Act Rule
         0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

1. Amount previously paid:


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2. Form, Schedule or Registration Statement No.:


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3. Filing Party:


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4. Date Filed:


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

                    COMPUTER ACCESS TECHNOLOGY CORPORATION

                               -----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held October 25, 2001

To the Stockholders:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of COMPUTER ACCESS TECHNOLOGY CORPORATION, a Delaware corporation (the "Company"), will be held on Thursday, October 25, 2001 at 9:00 AM, local time, at the Company's principal executive offices located at 2403 Walsh Avenue, Santa Clara, California 95051 for the following purposes:

    1. To elect one Class I director to serve until the third annual meeting following election or until a successor has been duly elected and qualified.

    2. To ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants of the Company for the fiscal year ending December 31, 2001.

    3. To approve the Company's Special 2000 Stock Plan.

    4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   Only stockholders of record at the close of business on August 31, 2001 are entitled to notice of and to vote at the Meeting. Our Form 10-K Annual Report to Stockholders, including our audited financial statements for the year ended December 31, 2000, is being mailed herewith to all stockholders of record on August 31, 2001 and is incorporated herein by this reference.

   To assure your representation at the Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Meeting may vote in person even if he or she has returned a proxy.

                                             By order of the Board of Directors,

                                                            /s/ Dennis W. Evans
                                                                 Dennis W. Evans
                                                                       Secretary

Santa Clara, California
September 21, 2001


--------------------------------------------------------------------------------
                            YOUR VOTE IS IMPORTANT

   TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

--------------------------------------------------------------------------------

                    COMPUTER ACCESS TECHNOLOGY CORPORATION

                               -----------------

                                PROXY STATEMENT
                    FOR 2001 ANNUAL MEETING OF STOCKHOLDERS
                INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The enclosed Proxy is solicited on behalf of the board of directors of COMPUTER ACCESS TECHNOLOGY CORPORATION, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting") to be held Thursday, October 25, 2001 at 9:00 AM, local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Meeting will be held at our principal executive offices located at 2403 Walsh Avenue, Santa Clara, California 95051. The telephone number at that location is (408) 727-6600.

   These proxy solicitation materials were first mailed on or about September 21, 2001 to all stockholders entitled to vote at the meeting.

Record Date and Voting Securities

   Stockholders of record at the close of business on August 31, 2001 are entitled to notice of and to vote at the meeting. At the record date, 18,794,422 shares of our authorized common stock were issued and outstanding and held of record by 53 stockholders. No shares of our authorized preferred stock were outstanding.

Revocability of Proxies

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to our Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Voting and Solicitation

   Each stockholder is entitled to one vote for each share of common stock on all matters presented at the Annual Meeting.

   This solicitation of proxies is made by the Company, and all related costs will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

Quorum; Abstentions; Broker Non-Votes

   The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the record date. Shares that are voted "FOR," "AGAINST" or "WITHHELD" with respect to a matter will be treated as being present at the meeting for purposes of establishing a quorum. The Company believes that under Delaware law abstentions (i.e. votes of "WITHHELD") and broker non-votes (i.e. the votes of shares held of record by brokers as to which the underlying beneficial owners have given no voting instructions and such brokers have no discretionary voting authority) should be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Thus, abstentions and broker non-votes will make a quorum more readily obtainable, but they will not otherwise affect the outcome of voting on a proposal.

Deadline for Receipt of Stockholder Proposals

   We intend to hold our 2002 Annual Meeting of Stockholders on May 20, 2002. Proposals of our stockholders that are intended to be presented by such stockholders at our 2002 Annual Meeting of Stockholders must be received by us no later than January 19, 2002 in order that they may be considered at that meeting.

   The date by which stockholder proposals must be received by our company for inclusion in our proxy statement and form of proxy for its 2002 Annual Meeting of Stockholders is January 19, 2002. Such stockholder proposals should be submitted to Computer Access Technology Corporation, 2403 Walsh Avenue, Santa Clara, California 95051, Attention: Secretary.

Executive Officers and Directors

   The following table sets forth, as of August 31, 2001, certain information regarding our executive officers and directors.

Name                               Age Position
----                               --- --------
Dan Wilnai........................ 59  President, Chief Executive Officer and Chairman of the
                                         Board of Directors
Peretz Tzarnotzky................. 53  Vice President, Chief Technology Officer and Director
Dennis Evans...................... 49  Vice President, Chief Financial Officer and Secretary
Albert Lee........................ 58  Vice President, Operations
Srikumar Chandran................. 52  Vice President, Engineering
Craig Lynar....................... 46  Vice President, Marketing
Philip Pollok..................... 47  Director
Jean-Louis Gassee................. 57  Director
Roger W. Johnson.................. 67  Director

   Dan Wilnai, one of our co-founders, has served as our President, Chief Executive Officer and Chairman of the board of directors since our incorporation in February 1992 as well as our Secretary from our incorporation in February 1992 until August 2000. Prior to founding our company, from February 1985 to February 1992, Mr. Wilnai served as President of Summit Microsystems, a company that focused on the FDDI fiber optic local area network standard. From September 1974 to February 1985, Mr. Wilnai served as a program manager for Fairchild Camera & Instrument Corporation, a developer of high performance microprocessors and board-level products for military and commercial real-time applications. Mr. Wilnai holds a B.S. in Electrical Engineering from the Technion-Israel Institute of Technology.

   Peretz Tzarnotzky, one of our co-founders, has served as a member of our board of directors since our incorporation in February 1992 and our Vice President, Chief Technology Officer since July 2000. Mr. Tzarnotzky also served as our Vice President, Engineering from our incorporation in February 1992 to June 2000. Prior to founding our company, from November 1989 to July 1991, Mr. Tzarnotzky served as a systems engineering group manager at Cadence Design Systems, a developer of design automation products. Mr. Tzarnotzky holds a B.S.C. in Electrical Engineering from Ben-Gurion University of the Negev in Israel.

   Dennis Evans has served as our Vice President, Chief Financial Officer since May 2000 and our Secretary since August 2000. Prior to joining our company, from March 1997 to May 2000, Mr. Evans served as Vice President, Chief Financial Officer and Secretary of Whisper Communications, Inc., a designer and manufacturer of wireless telemetry systems. From February 1996 to March 1997, Mr. Evans served as the corporate controller of Sherpa Corporation, a developer and distributor of product data management software systems. From September 1993 to December 1995, Mr. Evans was assistant division manager at Space Applications Corporation. Mr. Evans holds a B.S. in Business Administration from California State University, Long Beach.

   Albert Lee has served as our Vice President, Operations since December 1997. Prior to joining our company, from July 1995 to June 1997, Mr. Lee served as Vice President of Operations with Hine Design, Inc., a designer and manufacturer of robotics systems for the semiconductor equipment industry. From February 1991 to July 1995, Mr. Lee served as the Vice President of Operations at Advanced Molecular Systems, a designer and manufacturer of automated capillary electrophoresis systems. Mr. Lee holds a B.S. in Business Administration from the University of San Francisco.

   Srikumar Chandran has served as our Vice President, Engineering since June 2000. From February 1998 to June 2000, Mr. Chandran served as our Director of Engineering. Prior to joining our company, from July 1997 to February 1998, Mr. Chandran served as Director of Storage Systems Architecture with Storage Dimensions, a designer, manufacturer and distributor of high performance, high capacity data storage and back-up systems. From 1981 to July 1997, Mr. Chandran served in several capacities at Tandem Computers, a designer, manufacturer and distributor of enterprise servers, including, most recently, as section head of ServerNet Adapters and related firmware. Mr. Chandran holds a B.E. in Electrical Engineering from the University of Madras in India, a M.Tech in Control Systems from the Indian Institute of Technology in India and a M.S. in Computer Engineering from Oregon State University.

   Craig Lynar has served as our Vice President, Marketing since July 2001. Prior to joining our company, from May 2000 to May 2001, Mr. Lynar served as Vice President, Marketing and Business Development with Chuckwalla, Inc., a provider of enterprise class software that accelerates and manages rich media through the enterprise to Web, Print, and Wireless applications. From December 1996 to February 2000, Mr. Lynar served as Vice President, Marketing with Etak, Inc., a digital mapping, software application tools, consumer software, and Damage Prevention enterprise software. From April 1990 to December 1996, Mr. Lynar served as Senior Director, Marketing with Seiko Instruments USA, a manufacturer of color printers, color monitors, color scanners and digitizing tablets. Mr. Lynar holds a B.A. in Business Management from Saint Mary's College in Moraga.

   Philip Pollok has served as one of our directors since February 1999. Since January 1999, Mr. Pollok has served as the Senior Vice President and General Manager of Business Line Networking of Philips Semiconductors, a division of Philips Electronics North American Corporation. From February 1998 to October 1998, Mr. Pollok served as the Business Unit Director of Wireless Communications at Mitel Semiconductor, a manufacturer of cellular, GPS, set top box, paging and wireless LAN products. From May 1994 to February 1998, Mr. Pollok served as the Communications Business Unit Director at GEC Plessey Semiconductors, a manufacturer of cellular, paging, wireless LAN and telecommunications products. Mr. Pollok holds a B.S. in Electronic Engineering from the University of Aston in Birmingham in the United Kingdom.

   Jean-Louis Gassee has served as one of our directors since September 2000. Since October 1990, Mr. Gassee has served as Chief Executive Officer and a director of Be Incorporated, a manufacturer of personal computer operating systems and Internet appliances. From February 1981 to October 1990, Mr. Gassee served in various capacities at Apple Computer, Inc., a manufacturer of personal computers, related products and communication solutions, most recently as the President of the Apple Products Division. Mr. Gassee serves on the boards of directors of 3Com Corporation, EFI Electronics Corporation and Logitech, International SA. Mr. Gassee holds a B.S. in Mathematics and Physics from Orsay University in France.

   Roger W. Johnson has served as one of our directors since September 2000. Since March 1996, Mr. Johnson has served as the President of R.W. Johnson and Associates, a private consulting firm. From June 1993 to March 1996, Mr. Johnson served as the Administrator of the United States General Services Administration. Mr. Johnson serves on the boards of directors of Collector's Universe, Inc., Maxtor Corporation and Sypris Solutions, Inc. Mr. Johnson holds a B.B.A. in Business Administration from Clarkson University and a M.B.A. in Industrial Management from the University of Massachusetts.

Board of Directors

   We currently have five members on our board of directors. Each director holds office until his term expires or until his successor is duly elected and qualified. Our certificate of incorporation and bylaws provide for a classified board of directors. In accordance with the terms of our certificate of incorporation, our board of directors is divided into three classes whose terms expire at different times. The three classes are comprised of the following directors:

    . Class I consists of Philip Pollok, who will serve until his successor is elected at the Meeting, unless he is elected at the Meeting to serve for another term;

    . Class II consists of Jean-Louis Gassee and Roger Johnson, who will serve until the annual meeting of stockholders to be held in 2002; and

    . Class III consists of Peretz Tzarnotzky and Dan Wilnai, who will serve until the annual meeting of stockholders to be held in 2003.

   At each annual meeting of stockholders, beginning with the Meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Committees of the Board of Directors

   The board of directors has a compensation committee and an audit committee.

   Our board of directors established its compensation committee in August 2000 and completed the appointment of its members in September 2000. Prior to establishing the compensation committee, our board of directors, as a whole, performed the functions delegated to the compensation committee. The compensation committee of our board of directors reviews and makes recommendations to the board of directors regarding all forms of compensation and benefits provided to our officers. In addition, the compensation committee establishes and reviews general policies relating to the compensation and benefits of all our employees. The current members of the compensation committee are Philip Pollok, Jean-Louis Gassee and Roger Johnson.

   Our board of directors established its audit committee and approved its charter in August 2000 and completed the appointment of its members in September 2000. The audit committee of our board of directors reviews and monitors our internal accounting procedures, corporate financial reporting, external and internal audits, fees, results and scope of the annual audit and other services provided by our independent accountants and our compliance with legal matters that have a significant impact on our financial reports. The current members of the audit committee are Philip Pollok, Jean-Louis Gassee and Roger Johnson.

Director Compensation

   Non-employee directors are currently eligible to receive stock options under the Automatic Option Grant Program in effect under the 2000 Stock Incentive Plan, under which option grants are automatically made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of the option shares on the grant date. Each individual who first became a non-employee board member at any time after our initial public offering will automatically receive an option grant for 25,000 shares of common stock on the date such individual joins our board of directors, provided such individual has not been in the our prior employ. In addition, on the date of each annual stockholders' meeting, each non-employee board member who is to continue to serve as a non-employee board member, including the current non-employee board members, will automatically be granted an option to purchase 6,250 shares of common stock, provided such individual has served on our board of directors for at least six months. Directors who are also employees currently do not receive additional compensation for serving as directors. Other than reimbursement of expenses in connection with attendance at meetings, we currently do not provide any other compensation to any non-employee member of our board of directors and we also do not pay compensation for committee participation or special assignments of our board of directors.

   In September 2000, we granted an option to purchase 25,000 shares of common stock to each of Jean-Louis Gassee and Roger Johnson pursuant to our 2000 Stock Option/Stock Incentive Plan.

Board Meetings and Committees

   The board of directors of the Company held a total of four meetings during the fiscal year ended December 31, 2000. Each director attended all of the meetings of the board of directors and committees thereof, if any, upon which such director served. The board of directors has no nominating committee or any committee performing such functions.

   The audit committee did not meet during the fiscal year; however the committee met on February 1, 2001 to review the results of the audit of the fiscal year ended December 31, 2000.

   The compensation committee met one time during the fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

   The members of our board of directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, which require them to file with the Securities and Exchange Commission reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon the copies of Section 16(a) reports that we received from such persons or the written representations received from one or more of such persons concerning reports required to be filed by them for the fiscal year ended December 31, 2000, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by the persons subject to the Section 16(a) reporting requirements.

Executive Compensation

   The following table sets forth information concerning compensation paid by us for the years ended December 31, 2000 and December 31, 1999 to our Chief Executive Officer and each of our four other most highly compensated executive officers during that period, referred to collectively in this document as the "named executive officers."

                          Summary Compensation Table

                                                                    Long-term
                                                                   Compensation
                                                                   ------------
                                                                      Awards
                                                                   ------------
                                               Annual Compensation  Securities
                                               -------------------  Underlying     All Other
Name and Principal Position               Year   Salary    Bonus    Option (#)  Compensation(1)
---------------------------               ----  --------  -------  ------------ ---------------
Dan Wilnai............................... 2000 $215,990   $70,000         --        $ 5,250
 President and Chief Executive Officer... 1999  194,441    60,000         --         10,612
Albert Lee............................... 2000  157,746    30,000     25,000          5,250
 Vice President, Operations.............. 1999  144,250    15,000     25,000          5,579
Peretz Tzarnotzky........................ 2000  201,340    60,000         --          5,250
 Vice President, Chief Technology Officer 1999  181,121    54,000         --         10,612
Srikumar Chandran........................ 2000  155,400    42,000     31,250          5,250
 Vice President, Engineering............. 1999  142,066    14,000     25,000         10,411
Joseph Mendolia.......................... 2000  182,677    30,000     25,000          5,250
 Vice President, Sales and Marketing(2).. 1999  116,885    15,000    187,500          3,910

--------
(1)Consists solely of contributions made to each executive officer's account under our 401(k) profit sharing plan.
(2)On July 31, 2001, Mr. Mendolia left the employ of the Company. See "Employment Contracts and Change of Control Arrangements."

Employment Contracts and Change of Control Arrangements

   We have entered into employment agreements with Albert Lee, Srikumar Chandran, and Joseph Mendolia, each of whom were executive officers of our company as of December 31, 2000.

   On December 5, 1997, Albert Lee, our Vice President, Operations, entered into an employment agreement with us. The agreement provides for a starting annual salary of $125,000. The agreement also provides for periodic achievement bonuses based on our company's financial performance and on Mr. Lee meeting certain objectives as defined by company management. In connection with his employment, Mr. Lee was granted options to purchase up to 150,000 shares of common stock pursuant to our 1994 Stock Option plan at a per share exercise price of $0.35. In the event Mr. Lee is involuntarily terminated without cause within twelve months of a change of control, he will be entitled to a lump sum severance payment equal to six months of his base salary.

   On January 8, 1998, Srikumar Chandran, our Vice President, Engineering, entered into an employment agreement with us. The agreement provides for a starting annual salary of $130,000. The agreement also provides for periodic achievement bonuses based on our company's financial performance and on Mr. Chandran meeting certain objectives as defined by our company's management. In connection with his employment, Mr. Chandran was granted options to purchase up to 125,000 shares of common stock pursuant to our 1994 Stock Option plan at a per share exercise price of $0.35.

   On March 3, 1999, Joseph Mendolia, our Vice President, Sales and Marketing, entered into an employment agreement with us. The agreement provides for a starting annual salary of $100,000. The agreement also provides for periodic achievement bonuses based on our company's financial performance and on Mr. Mendolia meeting certain objectives as defined by our company's management. In connection with his employment, Mr. Mendolia was granted options to purchase up to 187,500 shares of common stock pursuant to our 1994 Stock Option plan at a per share exercise price of $0.60. In the event Mr. Mendolia is involuntarily terminated without cause within twelve months of a change of control, he will be entitled to a lump sum severance payment equal to six months of his base salary. On July 31, 2001, Mr. Mendolia left our employ. On August 1, 2001, we entered into a consulting agreement with Mr. Mendolia whereby he will provide consulting services in the area of sales and marketing. The agreement provides for a bi-monthly retainer of $7,300 to be paid to Mr. Mendolia. Stock options granted during our employment of Mr. Mendolia will continue to vest pursuant to the 2000 Stock Incentive Plan and if the agreement has not been terminated prior to February 1, 2002, an acceleration of an additional six months of vesting of those options will occur. The agreement terminates at the earlier of February 1, 2002 or Mr. Mendolia's employment by a third party in any capacity or form.

   We granted each of the named executives listed above stock options pursuant to our 2000 Stock Option/Stock Issuance Plan as described below under the heading "Option Grants in Last Year." These options will immediately vest if we are acquired by a merger or sale of substantially all of our of assets, unless those options are assumed by the acquiring entity or our repurchase rights with respect to any unvested shares subject to those options are assigned to that entity.

Option Grants in Last Year

   The following table sets forth information regarding stock options granted to the named executive officers during the year ended December 31, 2000.




                                                                           Potential Realizable
                                     Individual Grants                       Value at Assumed
                   ------------------------------------------------------ Annual Rates of Stock
                       Number of      Percentage of                       Price Appreciation for
                       Securities     Total Options  Exercise                 Option Term(4)
                       Underlying       Granted in     Price   Expiration ----------------------
Name               Options Granted(1) Fiscal 2000(2) ($/sh)(3)    Date        5%         10%
----               ------------------ -------------- --------- ----------  --------    --------
Dan Wilnai........           --              --          --          --   $     --    $     --
Albert Lee........       25,000            1.97%       2.00      8/5/10    407,224     648,436
Peretz Tzarnotzky.           --              --          --          --         --          --
Srikumar Chandran.       31,250            2.46%       2.00      8/5/10    509,030     810,545
Joseph Mendolia(5)       25,000            1.97%       2.00      8/5/10    407,224     648,436

--------
(1)All options were granted as immediately exercisable, but shares acquired upon exercise remain subject to a repurchase right held by the company that lapses over time as the shares vest. Except in the event of a change of control of our company, options granted become vested and the repurchase right lapses at the rate of 25% of the shares subject thereto one year from the grant date on August 5, 2001 and as to approximately 2.08% of the shares subject to the option at the end of each month thereafter so that the shares are fully vested and no longer subject to the repurchase right four years from the grant date.
(2)Based on a total of 1,272,000 options granted to our employees in fiscal 2000, including the named executive officers.
(3)The exercise price per share of options granted represented the fair market value of the underlying shares of common stock on the date the options were granted.
(4)In accordance with the rules of the SEC, the above table sets forth the potential realizable value over the ten-year period from the grant date to the expiration date, assuming rates of stock appreciation of 5% and 10%, compounded annually and calculated based on an initial public offering price of $12.00 per share. These amounts do not represent our estimate of future stock price performance. Actual realizable values, if any, of stock options will depend on the future performance of our common stock.
(5)On July 31, 2001, Mr. Mendolia left the employ of the Company. See "Employment Contracts and Change of Control Arrangements."

Aggregate Option Exercises in 2000 and Year-End Option Values

   The following table sets forth information for our named executive officers relating to the shares acquired and dollar value realized from stock option exercises during the year, and the number and value of shares of common stock underlying exercisable and unexercisable options held at December 31, 2000. No stock appreciation rights were outstanding as of December 31, 2000.

                                                          Number of
                         Number of                  Securities Underlying     Value of Unexercised
                        Securities   Dollar Value  Unexercised Options as   In-the-Money Option as of
                       Acquired from Realized on   of December 31, 2000(#)   December 31, 2000($)(2)
                       Stock Option  Stock Option ------------------------- -------------------------
Name                   Exercises(#)  Exercises(1) Exercisable Unexercisable Exercisable Unexercisable
----                   ------------- ------------ ----------- ------------- ----------- -------------
Dan Wilnai............        --       $     --         --            --     $     --    $       --
Albert Lee(4).........    87,500        949,200     82,812        67,188      773,198       659,427
Peretz Tzarnotzky.....        --             --         --            --           --            --
Srikumar Chandran(5)..    50,000        632,400     84,374        46,876      780,745       460,817
Joseph Mendolia(3),(4)    33,750        418,500     69,375       109,375      634,469     1,055,469

--------
(1)The value realized upon the exercise of stock options represents the positive spread between the exercise price of stock options and the fair market value of the shares subject to such options on the exercise date.
(2)The value of "in-the-money" stock options represents the positive spread between the exercise price of options and the fair market value of the underlying shares on December 31, 2000, which was $10.25.
(3)On July 31, 2001, Mr. Mendolia left the employ of the Company. See "Employment Contracts and Change of Control Arrangements."
(4)Includes 25,000 options which were granted as immediately exercisable, but shares acquired upon exercise remain subject to a repurchase right held by the company that lapses over time as the shares vest. Except in the event of a change of control of our company, options granted become vested and the repurchase right lapses at the rate of 25% of the shares subject thereto one year from the grant date and as to approximately 2.08% of the shares subject to the option at the end of each month thereafter so that the shares are fully vested and no longer subject to the repurchase right four years from the grant date.
(5)Includes 31,250 options which were granted as immediately exercisable, but shares acquired upon exercise remain subject to a repurchase right held by the company that lapses over time as the shares vest. Except in the event of a change of control of our company, options granted become vested and the repurchase right lapses at the rate of 25% of the shares subject thereto one year from the grant date and as to approximately 2.08% of the shares subject to the option at the end of each month thereafter so that the shares are fully vested and no longer subject to the repurchase right four years from the grant date.

Security Ownership of Certain Beneficial Owners and Management

   The table below sets forth information regarding the beneficial ownership of our common stock as of August 31, 2001, by:

    . each person, group of affiliated persons, or entity who is known by us to own beneficially more than 5% of our outstanding stock;

    .  each of the named executive officers and directors; and

    .  all of our directors and executive officers as a group.

   Each stockholder's percentage ownership before the offering in the following table is based on 18,794,422 shares of common stock outstanding as of August 31, 2001 and treats as outstanding all options exercisable within 60 days of August 31, 2001 held by the particular stockholder and that are included in the first column.

   Unless otherwise indicated, the principal address of each of the stockholders below is c/o Computer Access Technology Corporation, 2403 Walsh Avenue, Santa Clara, California 95051. Except as otherwise indicated and subject to applicable community property laws, to the best of our knowledge, the persons named in the table have sole voting and investment power for all of the shares of common stock held by them.

                                                                   Shares
                                                             Beneficially Owned
                                                             ------------------
                                                                        Percent
Beneficial Owner                                               Number   of Class
----------------                                             ---------- --------
5% Stockholders:
Philips Semiconductors(1)...................................  4,158,795   22.1%
Dan Wilnai(2)...............................................  5,390,482   28.7
Peretz Tzarnotzky(3)........................................  3,881,562   20.7

Directors and Executive Officers:
Dan Wilnai(2)...............................................  5,390,482   28.7
Peretz Tzarnotzky(3)........................................  3,881,562   20.7
Albert Lee(4)...............................................    188,280     *
Srikumar Chandran(5)........................................    162,499     *
Joseph Mendolia(6)..........................................    129,138     *
Philip Pollok(7)............................................  4,158,795   22.1
Jean-Louis Gassee(8)........................................     25,000     *
Roger Johnson(9)............................................     25,000     *
All directors and executive officers as a group (10 persons) 14,152,364   75.3%

--------
*  Less than 1% of the outstanding shares of common stock
(1)Philips Semiconductors is a wholly-owned subsidiary of Philips Holdings USA. The business address for Philips Semiconductors is 1109 McKay Dr. M/S 48 San Jose, CA 95131.
(2)Mr. Wilnai's shares are held by family trusts of which Mr. Wilnai is a trustee.
(3)Mr. Tzarnotzky's shares are held by family trusts of which Mr. Tzarnotzky is a trustee.
(4)Mr. Lee's shares include 100,780 shares subject to options exercisable within 60 days of August 31, 2001.
(5)Mr. Chandran's shares include 18,750 shares held by family trusts of which Mr. Chandran and his wife are the trustees and 102,499 shares subject to options exercisable within 60 days of August 31, 2001.
(6)Mr. Mendolia's shares include 61,249 shares of common stock subject to options exercisable within 60 days of August 31, 2001. On July 31, 2001, Mr. Mendolia left the employ of the company. See "Employment Contracts and Change of Control Arrangements."
(7)Mr. Pollok's shares represent 4,158,795 shares of common stock held by Philips Semiconductors. Mr. Pollok is a Senior Vice President and General Manager of Business Line Networking of Philips Semiconductors and disclaims beneficial ownership of these shares, if any.
(8)Mr. Gassee's shares include 25,000 shares subject to options exercisable within 60 days of August 31, 2001.
(9)Mr. Johnson's shares include 25,000 shares subject to options exercisable within 60 days of August 31, 2001.

Certain Relationships and Related Transactions

   In May 2000, Albert Lee, our Vice President, Operations, exercised options to purchase 87,500 shares of our common stock and paid an aggregate purchase price of $30,800 for these shares. In May 2000, we loaned $125,000 to Mr. Lee pursuant to a promissory note. The loan is full-recourse and secured by 87,500 shares of our common stock held by Mr. Lee. The note accrues interest at a rate of eight percent and is due on May 11, 2002 or upon termination of Mr. Lee's employment with our company. As of August 31, 2001, $138,000 remained outstanding on Mr. Lee's loan.

   In September 2000, some of our stockholders entered into an agreement to sell certain of their shares of our common stock to Agilent Technologies for $3 million and Toyo Corporation for $2 million at a price per share equal to $12.00 per share. These sales closed in conjunction with our initial public offering in November 2000. The selling stockholders included family trusts of Dan Wilnai, our President and Chief Executive Officer and the

Chairman of our board of directors, of which Mr.Wilnai is a trustee; several members of Mr.Wilnai's family; a family trust of Peretz Tzarnotzky, our Vice President, Chief Technology Officer and a member of our board of directors, of which Mr. Tzarnotzky is a trustee; Mr. Tzarnotzky; and Philips Semiconductors. We agreed to indemnify Agilent in the event of the shares sold by the selling stockholders were delivered to Agilent with any restrictions on title, and subsequently, the selling stockholders have agreed to assume these obligations to Agilent. In addition, each of Agilent and Toyo are entitled to certain registration rights provided under the terms of agreements between Agilent, Toyo and us. If we propose to register any of our securities under the Securities Act, Agilent and Toyo are entitled to notice of the registration and are entitled to include shares of our common stock held by them in the registration. The rights of Agilent and Toyo are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in the registration.

   In September 2000, we entered into an agreement with Agilent Technologies Deutschland GmbH, an affiliate of Agilent Technologies, in which both we and Agilent agreed to license intellectual property to each other to allow each of us to jointly develop an InfiniBand analyzer that can be utilized to provide probing and analysis of a single InfiniBand link. Pursuant to the agreement, we and Agilent each developed one module for a prototype of analyzer, and each of us independently developed, and are now manufacturing and selling our respective versions of the analyzer. Both versions include our proprietary graphical user interface, the CATC Trace, and our CATC trademarks. Pursuant to the agreement, Agilent provided us a royalty-free license with respect to its intellectual property, and will pay us for the license of our intellectual property a royalty for each unit of the analyzer that it sells. The initial term of the agreement is two years, with automatic renewals for one-year terms, unless either party gives written notice to the contrary. The agreement includes incentives for the parties to renew for at least one additional year by imposing a fee, not to exceed $1,000,000, if either party elects not to renew after the initial term. The agreement provides that if Agilent develops, manufactures or sells another single (2.5 Gb/s) InfiniBand link analyzer that is not based on or does not incorporate our technology or intellectual property licensed under the agreement, the licenses and rights granted to Agilent will be revoked and an additional payment, of up to $1,000,000, will be due to us. Similarly, the agreement further provides that if we license the rights granted to Agilent to another OEM, the licenses and rights granted to us will be revoked.

                     REPORT OF THE COMPENSATION COMMITTEE

Overview and Philosophy

   The compensation committee of our board of directors (the "committee") reviews, approves and makes recommendations for executive officer compensation, including recommendations for stock option grants, to our board of directors for its approval. Executive compensation includes the following elements: base salaries, annual bonuses, stock options and various benefit plans.

   The committee is composed of three independent directors who are not our employees. It is the committee's objective that executive compensation be tied to a significant extent directly to the achievement of the Company's performance objectives. Specifically, our executive compensation program is designed to reward executive performance that results in enhanced corporate and stockholder values.

   Published industry pay survey data is reviewed and relied upon in the committee's assessment of appropriate compensation levels, including the Radford Management Survey and data from companies in the computer industry of comparable size, performance and growth rates.

   The committee recognizes that the industry sector in which we operate is highly competitive, with the result that there is substantial demand for qualified, experienced executive personnel. The committee considers it crucial that we be assured of attracting and rewarding our top caliber executives who are essential to the attainment of our ambitious long-term strategic goals.

   For these reasons, the committee believes our executive compensation arrangements must remain competitive with those offered by other companies of similar size, scope, performance levels and complexity of operations.

Annual Cash Compensation and Benefits

   The committee believes that the annual cash compensation paid to executives should be commensurate with both the executive officers and our performance. For this reason, our executive officers' cash compensation consists of base compensation (salary) and variable incentive compensation (annual bonus).

   Base salaries for executive officers are established considering a number of factors, including our financial performance; the executive's individual performance and measurable contribution to our success; and pay levels of similar positions with comparable companies in the industry. We have a compensation philosophy of moderation for elements such as base salary and benefits, which is supported by the committee. Base salary decisions are made as part of our formal annual review process.

   An executive officer's annual bonus generally depends on our overall financial performance and the executive officer's individual performance. No bonus payments are made unless minimum revenue and profit targets are achieved. These targets are reviewed at least annually to meet the changing nature of our business. The incentive portion is set at a higher percentage for more senior officers, with the result that such officers have a higher percentage of their potential total cash compensation at risk.

CEO Compensation

   It was our board of director's intention to set the base salary payable to Mr. Wilnai, our Chief Executive Officer, during fiscal year 2000 at a level which would be competitive with the base salary levels in effect for other chief executive officers at similarly-sized private companies within the industry. Based upon the board's evaluation of Mr. Wilnai's individual performance, the payment of a $70,000 bonus to Mr. Wilnai for the 2000 fiscal year was approved. Based on our review of the data in the 2000 Radford Total Compensation Survey--Executive Compensation Report, the amount of base salary and bonus paid to Mr. Wilnai is approximately at the 40 percentile for similarly-sized companies surveyed.

Compliance With Internal Revenue Code Section 162(m)

   Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. The compensation paid to our executive officers for the 2000 fiscal year did not exceed the $1 million limit per officer, and it is not expected the compensation to be paid to our executive officers for the 2001 fiscal year will exceed that limit. In addition, the 2000 stock incentive plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of his or her outstanding options under each such plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1 million limit, the committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the company's executive officers. The committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

Stock Options

   During fiscal 2000, the compensation committee or our entire board of directors prior to establishing the committee, approved all stock option grants made to executive officers under our 2000 Stock Option/Stock Issuance Plan and our 2000 Stock Incentive Plan. The plans are designed to attract, retain and motivate our executive officers by providing them with a meaningful stake in our long-term success.

   In making its determinations, the compensation committee, or our board of directors, as applicable, takes into consideration: (i) grants made to individuals in similar positions in comparable high technology companies, (ii) participants' contributions to our performance, both short- and long-term,
(iii) prior stock option grants, especially as they relate to the number of options vested and unvested, and (iv) the impact that total option grants made to all participants have on dilution of current stockholder ownership and the Company's earnings.

   Stock option grants made to the named executive officers are set forth in the table of option grants during the last fiscal year set forth above. See "Executive Compensation--Option Grants in Last Year".

Compensation Committee Interlocks and Insider Participation

   The compensation committee is composed of Philip Pollock, Jean-Louis Gassee and Roger Johnson who are nonemployee directors with no interlocking relationships as defined by the Securities and Exchange Commission. Prior to establishing the compensation committee in August 2000, our entire board of directors, which included Dan Wilnai, Peretz Tzarnotzky and Philip Pollok, performed the duties of the committee.

   The undersigned members of the compensation committee and the other members of our board of directors have submitted this Report to the compensation committee:

                                                                   Philip Pollok
                                                               Jean-Louis Gassee
                                                                   Roger Johnson
                                                                      Dan Wilnai
                                                               Peretz Tzarnotzky

                         REPORT OF THE AUDIT COMMITTEE

Report of the Audit Committee of the Board of Directors

   The audit committee of our board of directors serves as the representative of our board for general oversight of our company's financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations.

   The audit committee's responsibilities also include recommending to the board of directors the retention of independent public accountants, subject to stockholder approval, reviewing and approving the planned scope, proposed fee arrangements and results of our annual audit, reviewing and evaluating our accounting principles and its system of internal accounting controls, and reviewing the independence of the Company's independent accountants.

   Our management has primary responsibility for preparing our financial statements and our financial reporting process. Our independent accountants, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles. In this context, the audit committee hereby reports as follows:

    1. The audit committee has reviewed and discussed the audited financial statements with CATC's management.

    2. The audit committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

    3. The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board

       Standards No. 1, Independence Discussions with audit committees) and has discussed with the independent accountants the independent accountants' independence.

    4. Based on the review and discussion referred to in paragraphs (1) through
       (3) above, the audit committee recommended to our board of directors, and the board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, which was filed with the Securities and Exchange Commission on March 12, 2001.

   Each of the members of the audit committee is independent as defined under the listing standards of the Nasdaq.

   The undersigned members of the audit committee have submitted this Report to the audit committee:

                                                                   Philip Pollok
                                                               Jean-Louis Gassee
                                                                   Roger Johnson

Remuneration of independent accountants.

   PricewaterhouseCoopers LLP, the Company's independent accountants, billed the following fees for services rendered to CATC for the year ended December 31, 2000:

    a. Audit Fees

       Fees for the calendar year 2000 audit were $103,000, none of which had been billed to the Company through December 31, 2000.

    b. Financial Information Systems Design and Implementation Fees

       None.

    c. All Other Fees

       Aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP for the most recent fiscal year amounted to $478,000.

   The audit committee of the board of directors considered the compatibility of the non-audit services described in b. and c. above with maintaining the auditor's independence.

   Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that might incorporate this Proxy Statement or future filings made by us under those statutes, the compensation committee report, the audit committee report, audit committee charter, reference to the independence of the audit committee members and stock performance graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

                               -----------------

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

   We have a classified board of directors consisting of one Class I director (Philip Pollok), two Class II directors (Jean-Louis Gassee and Roger Johnson), and two Class III directors (Peretz Tzarnotzky and Dan

Wilnai) who will serve until the annual meetings of stockholders for 2001, 2002 and 2003, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates.

   The term of the Class I director will expire on the date of the Meeting. Accordingly, one person is to be elected to serve as Class I director of the board of directors at the Meeting. Management's nominee for election by the stockholders to that position is the current Class I member of the board of directors, Philip Pollok. Please see " Executive Officers and Directors " above for information concerning the nominee. If elected, the nominee will serve as director until our Annual Meeting of Stockholders for 2004 and until a successor is elected and qualified. If the nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as we may designate.

   If a quorum is present and voting, the nominee for Class I director receiving the highest number of votes will be elected as a Class I director. Abstentions and broker non-votes have no effect on the vote.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEE LISTED ABOVE.

                               -----------------

                                 PROPOSAL TWO

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   The board of directors has selected PricewaterhouseCoopers LLP, independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2001, and recommends that stockholders vote for ratification of such appointment.

   In the event the stockholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the audit committee of our board of directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, our board of directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our board of directors determines that such a change would be in our best interest.

   PricewaterhouseCoopers LLP has audited the Company's financial statements annually since 1996. Representatives of PricewaterhouseCoopers LLP will be available at the Meeting to respond to any appropriate questions, and such representatives will have an opportunity to make a statement at the Meeting if they desire to do so.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

                               -----------------

                                PROPOSAL THREE

                APPROVAL OF THE SPECIAL 2000 STOCK OPTION PLAN

General

   The stockholders are being asked to approve our Special 2000 Stock Option Plan (the "Special Plan"). The Special Plan was adopted by our board of directors on November 8, 2000, subject to approval by our stockholders. Currently, there have been 86,876 options granted under the Special Plan (the "Special Options").

Subsequent to its adoption by our board of directors, the Special Plan was terminated, so that no further options can be granted thereunder. The Special Options are to be assumed by our 2000 Stock Incentive Plan (the "2000 Plan") and will count against the 2000 Plan's current share reserve, so that there will be no net increase in the 2000 Plan share reserve.

   The Special Options will continue in accordance with their terms unless amended in accordance with the terms of the 2000 Plan. If the Special Options terminate, the number of shares applicable to the terminated portion of the Special Options will be available for future grants under the 2000 Plan.

   For this reason, we have provided a brief summary of the Special Plan and the differences between the Special Plan and the 2000 Plan (collectively, the "Plan"), as most recently amended. This summary, however, does not purport to be a complete description of all the provisions of the Special Plan or the 2000 Plan. Except as otherwise noted below, the 2000 Plan has substantially the same terms as the Special Plan. Any stockholder who wishes to obtain a copy of either of the actual plan documents may do so by written request to the Corporate Secretary at our principal offices in Santa Clara, California.

   The Plans were designed to provide us with the continuing ability to use equity incentives to attract and retain the services of individuals essential to our financial success. The 2000 Plan was adopted by our board of directors on August 4, 2000 and was approved by the stockholders on August 15, 2000.

Structure of the Special Plan

   The Special Plan consists of an Option Grant Program, whereby employees of the company may, at the discretion of the Plan Administrator, be granted options to purchase shares of our common stock at an exercise price not less than the fair market value of those shares on the grant date.

Administration

   The compensation committee of our board of directors administer the Special Plan, as well as the 2000 Plan. This committee (the "Plan Administrator") has complete discretion (subject to the provisions of the 2000 Plan) to authorize option grants. Our board of directors may also appoint a secondary committee of two or more members of our board of directors to administer this program with respect to individuals other than our executive officers.

Securities Subject to the Plans

   Two hundred thousand (200,000) shares of our common stock were initially authorized for issuance over the 10-year term of the Special Plan. The Special Options, all of which were outstanding as of August 31, 2001, were the only options granted under the Special Plan and they will be assumed by the 2000 Plan. The 86,875 shares subject to the Special Options will count against the 2000 Plan share reserve. The 113,125 shares reserved and remaining available for future option grants under the Special Plan will lapse. The shares will be made available from our authorized share reserve of the 2000 Plan. As a result, the assumption of the Special Options will not increase the number of shares authorized for issuance under the 2000 Plan. Four million eight hundred twelve thousand five hundred (4,812,500) shares of our common stock were initially authorized for issuance over the 10-year term of the 2000 Plan. As of August 31, 2001, options for 2,989,000 shares were outstanding (including the Special Options), and 1,666,000 shares remained available for future option grants under the 2000 Plan.

   In the event any change is made to the common stock issuable under the Plans by reason of any stock split, stock dividend, combination of shares, merger, reorganization, consolidation, recapitalization, exchange of shares, or other change in our capitalization affecting the common stock as a class without our receipt of consideration, appropriate adjustments will be made to (a) the maximum number and/or class of securities issuable under the Plans, (b) the maximum number and/or class of securities for which any one individual may be granted stock options under the Plans per calendar year, (c) the class and/or number of securities and option exercise price per share in effect under each outstanding option and (d) for the 2000 Plan the class and/or number of securities for which automatic option grants are to be subsequently made to both new and continuing non-employee members of our board of directors under the Automatic Option Grant Program. The adjustments to the outstanding options will prevent the dilution or enlargement of benefits thereunder.

Eligibility

   Our employees (including officers) and consultants and other independent advisors in our service (or our parent or subsidiary companies) who contribute to our management, growth and financial success (or our parent or subsidiary companies) were eligible to participate in the Special Plan. Only non-employee members of our board of directors are eligible to participate in the Automatic Grant Program.

   As of August 31, 2001, 86 employees (including 6 executive officers) were eligible to participate in the Special Plan and the Discretionary Option Grant Program and the Stock Issuance Program of the 2000 Plan, and the 3 non-employee members of our board of directors were eligible to receive grants under the Automatic Option Grant Program of the 2000 Plan.

Valuation

   The fair market value per share of common stock on any relevant date will be the closing selling price on the date in question, as reported on the NASDAQ National Market and published in The Wall Street Journal. On August 31, 2001, the fair market value per share of the common stock determined on such basis was $4.85 per share.

Stockholder Rights and Option Transferability

   No optionee will have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are generally not assignable or transferable other than by will or the laws of inheritance and, during the optionee's lifetime, the option may be exercised only by such optionee. However, the Plan Administrator may allow non-statutory options to be transferred or assigned during the optionee's lifetime to one or more members of the optionee's immediate family or to a trust established exclusively for one or more such family members, to the extent such transfer or assignment is in furtherance of the optionee's estate plan.

Plan Features

   The exercise price for any options may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

Change in Control

   Special Options which are unvested, unless exercised, will immediately terminate if we are acquired by a merger or sale of substantially all of our assets, unless those options are assumed by the acquiring entity or the repurchase rights with respect to any unvested shares subject to those options are assigned to such entity.

Differences between the Plans

   Following is a brief summary of the key differences of the 2000 Plan from the Special Plan:

    . The 2000 Plan has the four following additional programs: (a) the Stock Issuance Program, under which employees of the company may be issued shares of common stock directly, through the purchase of such shares at a price not less than their fair market value at the time of issuance or as a bonus tied to the attainment of performance milestones or the completion of a specified period of service; (b) the Salary Investment Option Grant Program, under which executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants; (c) the Automatic Option Grant Program, as described in the "Director Compensation" section on page 4, under which option grants will automatically be made at periodic intervals to non-employee board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date; and (d) the Director Fee Option Grant Program, as described in the "Director Compensation" section on page 4, under which non-employee board members may be given the opportunity to apply a portion of their annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

    . In no event may any one individual participating in the 2000 Plan be granted stock options for more than 625,000 shares of common stock in the aggregate per calendar year.

    . The Plan Administrator has the authority to effect the cancellation of any or all outstanding options and to grant in substitution therefore new options covering the same or different numbers of shares of common stock but with an exercise price per share of not less than 100% of the fair market value of the common stock on the new grant date. However, such option cancellation/regrant program will be subject to the two following limitations: (a) only options held by employees who are neither executive officers nor members of our board of directors may be so cancelled and regranted and (b) the total number of shares subject to options which are so cancelled and regranted from time to time will not in the aggregate exceed ten percent (10%) of the total number of shares of common stock authorized for issuance under the 2000 Plan.

    . The 2000 Plan will include the change in control provisions that may result in the accelerated vesting of outstanding option grants and stock issuances. If we are acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not assumed by the successor corporation will become immediately exercisable for all the option shares, and all unvested shares under the Discretionary Option Program and Stock Issuance Program will immediately vest, except to the extent the repurchase rights with respect to those shares are to be assigned to the successor corporation. Additionally, the Plan Administrator has the discretion to grant options which immediately vest upon an acquisition, whether or not the options are assumed or to grant options which vest on an accelerated basis in the event of an optionee's service being terminated following an acquisition or in the event of a hostile tender offer.

Special Plan Benefits

   Option grants in the aggregate amount of 86,875 shares were made under the Special Plan. If the Proposal is approved by the stockholders at the Meeting, then each individual who received an option grant under the Special Plan will be eligible to exercise their Special Option. The Special Options will vest with respect to 25% of the shares after one (1) year of service and the balance will vest in thirty-six (36) successive equal monthly installments thereafter.

   The table below shows, as to each of the named executive officers and the various indicated groups, the following information with respect to the Special Options which were the only stock options granted under the Special Plan during the period from November 8, 2000, the effective date of the Special Plan, to August 31,

2001: (i) the number of shares of common stock subject to options granted under the Special Plan during that period and (ii) the weighted average exercise price payable per share under such options.

                                                                             Number of    Weighted Average
Name and Position                                                         Options Granted  Exercise Price
-----------------                                                         --------------- ----------------
Dan Wilnai...............................................................         --           $   --
Albert Lee...............................................................         --               --
Peretz Tzarnotzky........................................................         --               --
Srikumar Chandran........................................................         --               --
Joseph Mendolia..........................................................         --               --
All directors who are not officers (3 of persons)........................         --               --
All employees, including current officers who are not executive officers,
 as a group..............................................................     86,875           $11.00

Amendment and Termination of the Plans

   Our board of directors may amend or modify the Plans in any or all respects whatsoever subject to any stockholder approval required under applicable law or regulation. Our board of directors may terminate the 2000 Plan at any time, but in no event will the 2000 Plan continue beyond November 8, 2010.

Federal Tax Consequences

  Option Grants

   Options granted under the Plans may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to satisfy such requirements. The Federal income tax treatment for the two types of options differs as follows:

  Incentive Stock Options

   No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

   For Federal income tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition of the purchased shares will occur if the sale or disposition is made more than two years after the date the option for the shares was granted and more than one year after the date that the option was exercised for the particular shares involved in the sale or disposition. Unless both of those requirements are satisfied, a disqualifying disposition of the purchased shares will result.

   If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the date the option was exercised over (ii) the exercise price paid for such shares. In no other instance will we be allowed a deduction with respect to the optionee's disposition of the purchased shares. We anticipate that any compensation deemed paid by us upon one or more disqualifying dispositions of incentive stock option shares will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers.

  Non-Statutory Options

   No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

   If the shares acquired upon exercise of a non-statutory option are subject to a substantial risk of forfeiture (such as our right to repurchase unvested shares at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in those shares), then the optionee will not recognize any taxable income at the time the option is exercised for such unvested shares but will have to report as ordinary income, as the shares vest, an amount equal to the excess of (a) the fair market value of the shares on the vesting date over (b) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise an amount equal to the amount by which the fair market value of the purchased shares on the date of exercise (determined as if the unvested shares were not subject to our repurchase right) exceeds the exercise price paid for those shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the shares vest.

   We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of the non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee. We anticipate that the compensation deemed paid by us the exercise of non-statutory options would not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers.

  Accounting Treatment

   Under current accounting rules, option grants to employees and directors under the Plans, with an exercise price equal to the fair market value of the shares on the grant date will not result in a direct compensation expense to our earnings. However, the fair value of those options is required to be disclosed in the notes to our financial statements, and we must also disclose, in pro-forma statements to our financial statements, the impact those options would have upon our reported earnings were the fair value of those options at the time of grant treated as compensation expense. In addition, the number of outstanding options may be a factor in determining our earnings per share on a fully-diluted basis.

   Option grants made to independent consultants (but not non-employee members of our board of directors) after December 15, 1998 would have resulted in a direct charge to our reported earnings based upon the fair value of the option measured initially as of the grant date of that option (or, if later, July 1, 2000, effective date of the Interpretation) and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the July 1, 2000, effective date of the Interpretation) and the vesting date of each installment of the option shares. In addition, any options which are repriced after December 15, 1998 will also trigger a direct charge to our reported earnings measured by the appreciation in value of the underlying shares between the grant date of the option (or, if later, the July 1, 2000 effective date of the Interpretation) and the date the option is exercised for those shares.

  Stockholder Approval

   The affirmative vote of a majority of the shares present or represented and voting at the Annual Meeting, together with the affirmative vote of a majority of the required quorum for such meeting, is required for approval of the Special Plan. If such stockholder approval is not obtained, then the Special Options made under the Special Plan will terminate without ever becoming exercisable for any of the option shares.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE SPECIAL
PLAN

COMPANY'S STOCK PERFORMANCE

   Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of our common stock with the cumulative return of the Nasdaq composite index and the Nasdaq Electronic Components index for the period commencing on the first day our common stock was traded on the Nasdaq Stock Market, November 10, 2000, and ending on December 31, 2000. The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such filing.

   The graph assumes that $100 was invested on November 10, 2000, at the offering price on the date of our initial public offering, in our common stock and in each indices, and that all dividends were reinvested. No cash dividends have been declared or paid on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns. We operate on a fiscal year which ends on December 31. Under the assumptions stated above, over the period from November 10, 2000 to December 31, 2000 the total loss on an investment in the company would have been (14.6)%, as compared to (18.8)% for the Nasdaq Stock Market index and (23.5)% for the Nasdaq Electronic Components index shown below.

   Provided by Research Data Group. Produced on August 16, 2001, including data through December 31, 2000.

                 COMPARISON OF 1 MONTH CUMULATIVE TOTAL RETURN*
                 AMONG COMPUTER ACCESS TECHNOLOGY CORPORATION,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE NASDAQ ELECTRONIC COMPONENTS INDEX


                               [PERFORMANCE GRAPH]


* $100 INVESTED ON 11/10/00 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                                         Cumulative Total
                                              Return
                                       ---------------------
                                       11/10/2000 12/31/2000
                                       ---------- ----------
COMPUTER ACCESS TECHNOLOGY CORPORATION   100.00     85.42
NASDAQ STOCK MARKET (U.S.)............   100.00     81.16
NASDAQ ELECTRONIC COMPONENTS..........   100.00     76.46

                                 OTHER MATTERS

   The Company knows of no other matters to be submitted at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the board of directors may recommend.

                                                      For the Board of Directors

                                                            /s/ Dennis W. Evans
                                                                 Dennis W. Evans
                                                                       Secretary

Dated: September 21, 2001

                                                                      APPENDIX A

           CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                      OF
                    COMPUTER ACCESS TECHNOLOGY CORPORATION

I.   Purpose.

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board of Directors have established, and the Corporation's audit and financial reporting process.

     The independent accountants' ultimate responsibility is to the Board of Directors and the Audit Committee, as representatives of the shareholders. These representatives have the ultimate authority to select, evaluate, and, where appropriate, replace the independent accountants.

     The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section V of this Charter.

II.  Membership.

     The Committee shall consist of at least three (3) members of the Board. The members and the chair shall be appointed by a majority of the full board.

     All of the members will be directors independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a Committee member.

     A majority of the Committee will constitute a quorum for the transaction of business.

     At least one director must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

III. Meetings.

     The Committee shall meet on a regular basis and shall hold special meetings as circumstances require.

IV.  Minutes of Meetings.

     Minutes shall be kept of each meeting of the Committee and will be provided to each member of the Board. Any action of the Committee shall be subject to revision, modification or rescission by the Board, provided that no rights of third parties shall be affected by any such revision, modification or rescission.

V.   Functions and Responsibilities.

     A. On an annual basis, the Committee shall take the following actions:

        1. Recommend independent auditors to the Board of Directors.

        2. Review the intended scope of the annual audit by the independent auditors and the fees charged by the independent auditors.

       3. Review and discuss the results of the annual audit with both the independent auditors and management.

       4. Review the Company's policy regarding and usage of financial derivative products.

       5. Review a report of the Company's legal counsel on legal issues.

       6. Review the trends in accounting policy changes proposed or adopted by organizations such as the American Institute of Certified Public Accountants, the Securities and Exchange Commission and the Financial Accounting Standards Board or by comparable bodies outside the United States.

       7. Review the adequacy of the Company's system of internal accounting controls and other factors affecting the integrity of published financial reports by consulting as appropriate with the internal audit staff, the independent public accountants (both of which shall have direct access to the Committee) and others concerning, among other things, the internal accounting controls in effect, any major weaknesses discovered and related corrective actions taken or in progress.

       8. Review with both management and the independent auditors the status of the Company's tax reserves and any tax audits.

       9. Review with both management and the independent auditors the annual financial statements before their submission to the Board of Directors for approval.

      10. Review with both management and the independent auditors Company procedures and their execution established to:

           a. Prevent and uncover unlawful political contributions, bribes, unexplained and unaccounted for payments to intermediaries (foreign or domestic).

           b. Ascertain whether there are any unaccounted or off-book transactions.

           c. Identify payments in violation of applicable laws and standards of business which are intended to influence employees of potential customers to purchase their products (commercial bribes, kickbacks, etc.).

      11. Evaluate overall performance of professional services provided by the independent auditors, including audit and nonaudit services, and consider the possible effect on the performance of such services on the independence of the auditors.

      12. Review internal and external audits of employee benefit plans of the Company (including subsidiaries) and Company procedures regarding plan compliance with relevant laws and regulations.

      13. Review Company policies, and compliance with policies, relating to conflicts of interest.

      14. Review the annual management letter from the independent auditors.

    B. Quarterly, the Committee shall review with both management and the independent auditors the quarterly earnings before their public release.

    C. Periodically, as and when deemed necessary or advisable by the Committee, the Committee shall:

       1. Review with both management and the independent auditors the Company's significant accounting principles, policies and practices.

       2. Review adequacy of the Company's management information systems.

       3. Consider any information brought to the attention of the Committee by, or at the request of, the Company's independent public accountants, pursuant to Statement on Auditing Standards No. 61 or otherwise, or by the internal audit staff, and advise the Board as appropriate.

       4. Request the internal audit staff or the independent auditors to make a study of any particular area of interest or concern that the Committee deems appropriate.

       5. Meet separately with management and the independent auditors to monitor compliance with recommendations made in the annual management letter.

Dear Stockholder:

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of the Company that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Computer Access Technology Corporation









ZCAT1B                             DETACH HERE


                                      PROXY

                     COMPUTER ACCESS TECHNOLOGY CORPORATION
                                2403 Walsh Avenue
                          Santa Clara, California 95051

                       SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

         The undersigned hereby appoints Dan Wilnai, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side, all shares of common stock of Computer Access Technology Corporation (the "Company") held of record by the undersigned on August 31, 2001 at the Annual Meeting of Stockholders to be held on October 25, 2001 and any adjournments thereof.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO PROPOSAL 1, PROPOSAL 2, PROPOSAL 3 OR PROPOSAL 4 SPECIFIED IN THIS PROXY, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

         PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

ZCAT1A                         DETACH HERE


      Please mark
[X]   votes as in
      this example.


                                                                                                        FOR      AGAINST     ABSTAIN

1. Election of Class I Directors.                                    2. Ratify the appointment of       [ ]        [ ]         [ ]
   Nominee: Philip Pollok                                               PricewaterhouseCoopers LLP
                                                                        as independent public
                                                                        accountants.

   FOR        WITHHELD                                               3. To approve the Company's        [ ]        [ ]         [ ]
                                                                        Special 2000 Stock Option Plan.
   [ ]          [ ]
                                                                     4. In their discretion, the proxy holder is authorized to vote the shares represented by this proxy upon any other business that may properly come before the meeting. In each such
                                                                        case, the proxy holder shall vote the shares according to
                                                                        the recommendation of management.


                                                                        MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT          [ ]


                                                                        MARK HERE IF YOU PLAN TO ATTEND THE MEETING            [ ]

                                                                        Please sign exactly as name appears hereon. Joint owners
                                                                        should each sign. Executors, administrators, trustees,
                                                                        guardians or other fiduciaries should give full title as
                                                                        such. If signing for a corporation, please sign in full
                                                                        corporate name by a duly authorized officer.


Signature:                              Date:                      Signature:                               Date:
           ---------------------------        ------------------              ----------------------------        ------------------
